                                                        FOR IMMEDIATE RELEASE
                                                                  January 22, 2003

                                                                  Contact:
                                                                   John Woodlief
                                                                   Vice President-Finance
                                                                    704-372-5404

     RUDDICK CORPORATION REPORTS FISCAL FIRST QUARTER 2003 RESULTS

CHARLOTTE, N.C., Jan. 22, 2003  -- Ruddick Corporation
(NYSE: RDK) today reported that consolidated sales for the 2003 fiscal first quarter ended December 29, 2002 increased by 3.9% to $678.4 million from
$653.2 million in the first quarter of fiscal 2002.  The increase in sales during the quarter was attributable to the addition of new Harris Teeter supermarket stores opened since the first quarter of last year, partially offset by the closing of several older stores and slightly lower Harris Teeter comparable store sales, and to improvement in business conditions at American
& Efird (A&E), the Company's textile subsidiary.

 In the first fiscal quarter of 2003, consolidated net income rose 23.3% to
$13.0 million, or $.28 per share, from $10.5 million, or $.23 per share, in the prior year's first quarter.  The gain in earnings was derived from an 8.8%
operating profit improvement at Harris Teeter and higher profitability at A&E compared to last year's first quarter.

Harris Teeter's sales increased by 3.4% to $607.8 million in the first quarter of fiscal 2003 compared to sales of $587.5 million in the first quarter of fiscal 2002.  The increase in sales reflected new stores opened during last year partially offset by a 0.5% decline in comparable store sales and the closing of two under-performing stores during the quarter and six other older stores during the past twelve months.  The comparable store sales measurement reflects the very intense competitive situation facing all food retailers as well as the weak economic environment during the quarter.
Additionally, comparable store measurements reflect in part the impact of the six new store openings (of a total of twelve) last year by Harris Teeter with proximity to several existing stores.  The Company had 141 stores in operation at the end of the quarter.  Five new stores are planned for the remainder of fiscal 2003.  On a routine basis Harris Teeter periodically reviews its business strategy and evaluates its existing store operations, and may from time to time close or divest older or under-performing stores.

Harris Teeter's operating profit of $22.4 million in the first fiscal quarter of 2003 increased 8.8% from $20.6 million in the first quarter of
2002.  Harris Teeter's operating profit as a percent of sales was 3.69% in the first quarter of 2003 as compared to 3.51% in the same period last year.

Thomas W. Dickson, president of Ruddick stated that, "Despite the 0.5%
decline in comparable store sales and the fact that we had one fewer store in operation at the end of this fiscal year's first quarter than a year ago, total sales rose 3.4%.  We are satisfied with this sales gain considering the current economic environment, the general deflationary pressures on food prices at the retail level and the competition from supermarkets as well as other non-food retailers.  Harris Teeter successfully leveraged its increased sales into higher profits through an ongoing focus on productivity enhancements and improvements in operating expenses."

A&E sales of $70.6 million in the first quarter of fiscal 2003 were 7.5%
higher than sales of $65.7 million for the first quarter of fiscal 2002.  U.S.
sales declined 8.0% continuing a trend of customers shifting more sourcing out of the United States.  Dickson said, "Business conditions continued to be difficult in the U.S. market.  Although there were a few bright spots in sales by U.S. retailers, the overall results were below expectations for the holiday selling season.  We continue to make progress in growing our non-apparel thread sales."

In the 2003 first fiscal quarter, A&E's foreign sales increased by 27.6%, more than offsetting the decline in domestic sales.  Foreign sales accounted for 51% of total A&E sales compared to 43% in the first quarter of fiscal
2002.  Dickson said that, "Overall, our operations in both Asia and Latin
America posted strong increases.  The added capacity of our new dyehouse in
China helped boost sales in the region.  A&E continues to expand its presence internationally through joint ventures and other investments."

A&E's operating profit was $2.1 million in the 2003 first fiscal quarter compared to $640 thousand in the previous year's first fiscal quarter.
Operating margin on sales increased to 3.0% in first quarter of 2003 from 1.0%
in the same period last year.  Profit improvement was driven by continued cost reductions and the improved profitability of foreign operations.  However, low volume and competitive pricing pressures continued to negatively impact A&E's profitability, as business conditions in the U.S. market which had shown improvement in the second half of fiscal 2002 once again deteriorated during the first fiscal quarter of 2003.  Management expects overall business conditions to remain challenging during the second fiscal quarter.

For the first three months of fiscal 2003, depreciation and amortization for the consolidated Ruddick Corporation totaled $19.8 million and capital expenditures totaled $11.1 million.  During the fiscal first quarter Harris
Teeter spent $9.2 million in capital expenditures, and estimates total capital spending for fiscal 2003 of approximately $79 million, an 18.7% increase from spending of $66.6 million in fiscal 2002.  The anticipated increase in expenditures primarily reflects Harris Teeter's plans to open five new stores and remodel 15 stores.  Year to date, A&E has spent $1.9 million in capital expenditures.  A&E expects total fiscal year 2003 capital spending of approximately $15 million, compared to $7.8 million last year.

This news release may contain forward-looking statements that involve uncertainties.  A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and
Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; the passage of future federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; and changes in the Company's capital expenditures and store openings and closings.

Ruddick Corporation is a holding company which operates two subsidiaries:
Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states and American & Efird, Inc., a leading manufacturer and distributor of industrial sewing thread.

                                                      ###

Selected information regarding Ruddick Corporation and its subsidiaries is attached.  For more information on Ruddick Corporation, visit our web site at:
www.ruddickcorp.com.

                RUDDICK CORPORATION
           SUMMARY OF SALES AND EARNINGS
    (In thousands, except share and per share data)

                                                              QUARTER ENDED
                                                      December 29,       December 30,
                                                           2002                    2001
                                                       (Unaudited)        (Unaudited)

    NET SALES
      American & Efird                             $70,626            $65,685
      Harris Teeter                                  607,750            587,490
        Total                                              678,376           653,175

    COST OF SALES
      American & Efird                              53,815               51,219
      Harris Teeter                                  432,722            420,956
        Total                                            486,537            472,175

    GROSS PROFIT
      American & Efird                               16,811               14,466
      Harris Teeter                                   175,028            166,534
        Total                                             191,839            181,000

    SELLING, GENERAL AND ADMINISTRATIVE
     EXPENSES:
      American & Efird                               14,673              13,826
      Harris Teeter                                   152,620           145,933
        Total                                              167,293           159,759

    OPERATING PROFIT
      American & Efird                                2,138                    640
      Harris Teeter                                    22,408              20,601
        Total                                              24,546              21,241

    OTHER COSTS AND DEDUCTIONS
      Interest expense, net                            2,833                2,803
      Other expense, net                               1,051                1,453
      Minority interest                                      280                     72
        Total                                                  4,164               4,328

    INCOME BEFORE TAX                    20,382              16,913
    Taxes                                                      7,403               6,386
    NET INCOME                                   $12,979          $10,527

    WEIGHTED AVERAGE NUMBER OF SHARES OF
    COMMON STOCK OUTSTANDING --
    Weighted Average Number of Basic
     Shares Outstanding                                 46,511,616         46,351,969
    Weighted Average Number of Diluted
     Shares Outstanding                                  46,605,342         46,527,769

    NET INCOME PER SHARE --
    Earnings Per Share - Basic                                    $.28               $.23
    Earnings Per Share - Diluted                                  $.28               $.23

    DIVIDENDS DECLARED PER SHARE
        - Common                                                         $.09               $.09

             RUDDICK CORPORATION
         CONSOLIDATED BALANCE SHEETS

               (In thousands)

                                                                December 29,     December 30,
                                                                         2002              2001
                                                                   (Unaudited)       (Unaudited)
                   ASSETS
    CURRENT ASSETS:
      Cash and Cash Equivalents                      $71,164             $38,805
      Temporary Investments                                9,562                 --
      Accounts Receivable, Net                          71,467               65,454
      Inventories                                               234,092             220,925
      Other Current Assets                                 37,350               43,048
          Total Current Assets                            423,635             368,232

    PROPERTY, NET                                    524,687             510,280

    INVESTMENTS                                         12,005               10,806

    OTHER ASSETS                                        65,577              59,502

          Total Assets                                   $1,025,904          $948,820

    LIABILITIES AND SHAREHOLDERS' EQUITY

    CURRENT LIABILITIES:
      Notes Payable                                               $2,925           $2,930
      Current Portion of Long-Term Debt                    743                685
      Dividends Payable                                           3,434             3,358
      Accounts Payable                                        143,698         134,087
      Income Taxes Payable                                     4,680           10,609
      Other Accrued Liabilities                                79,446           79,357
          Total Current Liabilities                             234,926         231,026

    LONG-TERM DEBT                                    185,033          156,246

    DEFERRED INCOME TAXES                      31,663            40,618

    OTHER LIABILITIES                                    98,801            60,802

    MINORITY INTEREST                                   7,393              7,943

    SHAREHOLDERS' EQUITY:
      Capital Stock - Common                                52,363             50,206
      Retained Earnings                                          454,730          417,017
      Accumulated Non-Owner Changes in
       Equity                                                           (39,005)         (15,038)
           Shareholders' Equity                                 468,088          452,185

          Total Liabilities and
           Shareholders' Equity                            $1,025,904        $948,820

    RUDDICK CORPORATION
    OPERATING STATISTICS*
    December 29, 2002
    (Dollars in millions)

1st Quarter	American & Efird	Harris Teeter	Consolidated Ruddick Corporation
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$6.1	$37.6	$43.0
Depreciation and amortization	4.3	15.2	19.8
Capital expenditures	1.9	9.2	11.1
Total assets	251.8	644.6	1,025.9
Capital employed+	198.7	390.1	583.5
Stores in operation	n/a	141	141

     *  Due to the activities of Ruddick's corporate headquarters, the operating statistics by subsidiary are not additive.
     +  Long-term debt including current portion (net of cash balances), capital leases, minority interests and shareholders' equity.